CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the “Agreement”) is dated as of January 1, 2026 (the “Effective Date”), by and between Hubbell Incorporated, a Connecticut corporation (the “Company”), and Joseph A. Capozzoli (the “Executive”).
In consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.Certain Definitions.
As used in this Agreement, the following terms shall have the following meanings:
(a)“Benefit Continuation Period” shall mean the 24 month period immediately following the date of the Qualifying Event.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Bonus” shall mean the aggregate of the Executive’s then-current target bonus(es) (as previously established by the Compensation Committee) under the Company’s annual incentive compensation plan(s) in which the Executive is a participant in the year in which the Change in Control occurs.
(d)“Cause” shall mean the Executive’s (i) misconduct which is reasonably deemed to be prejudicial to the interest of the Company, (ii) utilization or disclosure of confidential information of the Company (or of any other entity learned in the course of his/her job) for reasons unrelated to his/her employment with the Company, (iii) willful failure to perform the material duties of his/her job, (iv) fraud in connection with the business affairs of the Company regardless of whether said conduct is designed to defraud the Company or otherwise, (v) violation of the code of conduct or material policies of the Company, including any written policies related to discrimination, harassment, performance of illegal or unethical activities, ethical misconduct and conflicts of interest, (vi) violation of any fiduciary duty owed to the Company, or (vii) conviction of, or plea of no contest or guilty to, a felony or other crime involving moral turpitude;
provided that a termination of the employment of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a three-fourths majority of the non-employee directors of the Company or of the ultimate parent of the entity which caused the Change in Control (if the Company has become a subsidiary) at a meeting of such directors called and held for such purpose, after thirty (30) days prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question prior to such meeting, finding that in the reasonable judgment of such directors, the conduct or event set forth in any of clauses (i) through (vii) above has occurred and that such occurrence warrants the Executive’s termination.
(e)“Change in Control” shall mean any one of the following:
(i)Continuing Directors during any 12-month period no longer constitute a majority of the Directors;

(ii)any person, or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)(D)), acquires (or has acquired within the 12 month period ending on the date of the last acquisition by such person or persons), directly or indirectly, thirty percent (30%) or more of the voting power of the then outstanding securities of the Company entitled to vote for the election of Directors; provided that this Section 1(e)(ii) shall not apply with respect to any acquisition of securities by any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company;
(iii)any person, or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership (including any previously owned securities) of more than fifty percent (50%) of either (x) the voting power value of the then outstanding securities of the Company entitled to vote for the election of Directors or (y) the fair market value of the Company; provided that this Section 1(e)(iii) shall not apply with respect to any acquisition of securities by any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company; or
(iv)a sale of substantially all of the Company’s assets;
provided that the transaction or event described in Section 1(e)(i), (ii), (iii) or (iv) constitutes a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5).
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Continuing Director” shall mean any individual who is a member of the Board on the Effective Date or was designated (before such person’s initial election as a Director) as a Continuing Director by 2/3 of the then Continuing Directors.
(h)“Director” shall mean an individual who is a member of the Board on the relevant date.
(i)“Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness.
(j)“Good Reason” shall mean the occurrence, within the term of this Agreement, of any of the following without the Executive’s express written consent:
(i)after a Change in Control, any material reduction in the Executive’s base salary from that which was in effect immediately prior to the Change in Control, any material reduction in the Executive’s annual cash bonus below such bonus paid or payable in respect of the calendar year immediately prior to the year in which the Change in Control occurs, or any material reduction in the Executive’s aggregate annual cash compensation (including base salary and bonus) from that which was in effect immediately prior to the Change in Control, unless such a reduction is imposed across-the-board to senior management of the Company;
(ii)any material and adverse diminution in the Executives’ duties, responsibilities, status, position or authority with the Company or any of its affiliates following a Change in Control; provided, however, that no such diminution shall be deemed to exist solely because of changes in the Executive’s duties, responsibilities or titles as a consequence of the Company ceasing to be a company with publicly-traded securities or becoming a wholly-owned subsidiary of another company;

(iii)any relocation of the Executive’s primary workplace to a location that is more than fifty (50) miles from the Executive’s primary workplace as of the date immediately prior to the Change in Control;
(iv)any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the Executive under any agreement pursuant to which the Executive provides services to the Company; or
(v)any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 14(a) hereof;
provided that, notwithstanding the foregoing, the Executive may not resign his/her employment for Good Reason unless (x) the Executive provides the Company with at least thirty (30) days prior written notice of his/her intent to resign for Good Reason (which notice is provided not later than the sixtieth (60th) day following the occurrence of the event constituting Good Reason) and (y) the Company does not cure or resolve the behavior otherwise constituting Good Reason within such thirty (30) day period. Any such termination of the Executive’s employment by the Executive with Good Reason following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without the Executive’s written consent.
(k) “Officer” shall mean a senior employee designated by the Board as a corporate officer of the Company.
(l)“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(m) “Retirement” shall mean the Executive’s voluntary Separation from Service pursuant to late, normal or early retirement under a pension plan sponsored by the Company or one of its subsidiaries, as defined in such plan, but only if such retirement occurs prior to a termination by the Company without Cause or by the Executive for Good Reason.
(n)“Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(o)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder.
(p) “Severance Multiple” shall mean 2.0; provided, however, that notwithstanding the foregoing, for each full month that elapses during the period beginning on the date the Executive attains age sixty-three (63) and ending on the date the Executive attains age sixty-five (65), the Severance Multiple shall be reduced by an amount equal to the product of (i) 1/24 and (ii) the excess of (A) the original Severance Multiple set forth above over (B) 1.0 (rounded to the nearest hundredth).
(q)“Supplemental Retirement Plan” shall mean, as applicable (i) the Company’s Amended and Restated Supplemental Executive Retirement Plan, (ii) the Company’s Supplemental Management Retirement Plan, (iii) the Company’s Amended and Restated Top Hat Restoration Plan, and (iv) the Company’s Defined Contribution Restoration Plan.

2.Term.
(a)Initial Term. This Agreement shall become effective on the Effective Date and shall remain in effect until December 31, 2026 unless earlier terminated as provided in this Section 2 (the “Initial Term”).
(b)Renewal Terms. This Agreement shall automatically renew on each successive anniversary of January 1, 2026 (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless (i) the Company provides the Executive written notice of nonrenewal at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, or (ii) this Agreement is terminated prior to the end of the Initial Term or any Renewal Term as provided in Section 2(c).
(c)Termination if Executive No Longer Serving as Officer. Prior to a Change in Control, this Agreement shall terminate immediately and automatically upon the Executive no longer serving as an Officer of the Company (including due the Executive no longer being employed with the Company or any of its subsidiaries or moving into a different role within the Company), except as expressly set forth in clauses (d) and (e) below.
(d)Effect of Any Definitive Agreement. In the event the Company has entered into a binding, definitive agreement which, if consummated, would result in a Change in Control (a “Definitive Agreement”), then:
(i)any notice of nonrenewal described in Section 2(b)(i) or termination due to the Executive no longer serving as an Officer described in Section 2(c) shall not be effective if delivered or occurring, as applicable, while such Definitive Agreement is in effect;
(ii)if a Change in Control occurs pursuant to such Definitive Agreement, then Section 2(e) below shall apply;
(iii)if such Definitive Agreement is terminated prior to the consummation of a Change in Control contemplated thereby and the Company has previously delivered a notice of nonrenewal as contemplated by Section 2(b)(i) then the Term shall terminate as contemplated by Section 2(b)(i), effective on the later to occur of (A) the last day of the then-current Term (treating the nonrenewal notice as having been effective for this purpose), and (B) the date upon which the Definitive Agreement is terminated; and
(iv)if such Definitive Agreement is terminated prior to the consummation of a Change in Control contemplated thereby and the Executive ceased serving as an Officer while such Definitive Agreement was in effect, then the Term shall terminate effective upon the date termination of such Definitive Agreement.
(e)Extended Term and Termination In Connection with a Change of Control. If a Change in Control occurs during the Term, the Term shall be automatically extended until the second (2nd) anniversary of the consummation of the Change in Control. If the Term is extended as set forth in this clause (e), it shall not be subject to any renewal and this Agreement shall be terminated effective upon the last day of such Term.
3.Eligibility for Compensation.
(a)Change in Control. No compensation or other benefit pursuant to Section 4 hereof shall be payable under this Agreement unless and until either:
(i)a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(b)(i) hereof; or

(ii)the Executive’s employment by the Company shall have terminated in accordance with Section 3(b)(ii) hereof prior to the occurrence of a Change in Control.
(b)Termination of Employment. The Executive shall be entitled to the compensation provided for in Section 4 hereof if:
(i)within two years after a Change in Control, the Executive’s employment is terminated (A) by the Company for any reason other than (I) the Executive’s Disability or Retirement, (II) the Executive’s death or (III) for Cause, or (B) by the Executive with Good Reason; or
(ii)(A) an agreement is signed which, if consummated, would result in a Change in Control, (B) the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to the consummation of such Change in Control, (C) the Executive’s termination of employment is at the direction of the acquiror or merger partner or otherwise in connection with the anticipated Change in Control, and (D) such Change in Control actually occurs;
provided that the Executive’s termination of employment described in Section 3(b)(i) or 3(b)(ii) constitutes a “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)) (a “Separation from Service”).

(c)Notice of Termination. Any purported termination of the Executive’s employment (other than on account of the Executive’s death) with the Company by the Company shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon (if such termination is by the Company for Cause or due to Executive’s Disability or by the Executive with Good Reason) and shall set forth in reasonable detail the facts and circumstances claimed to be a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of the Executive’s employment with the Company (by the Company for Cause or due to Executive’s Disability or by the Executive with Good Reason) shall be effective without such a Notice of Termination having been given.
4.Compensation upon Qualifying Termination.
Subject to the Executive’s execution and non-revocation of a Release pursuant to Section 5(a), upon the date of (x) the Executive’s termination of employment pursuant to Section 3(b)(i) or (y) the consummation of a Change in Control pursuant to Section 3(b)(ii) (each, a “Qualifying Event”), the Executive shall become entitled to receive the following payments and benefits at the time set forth in Section 5(b):
(a)Severance. The Company shall pay or cause to be paid to the Executive a cash severance amount equal to the product of (i) the Severance Multiple and (ii) the sum of (A) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination), and (B) the Executive’s Bonus. This cash severance amount shall be payable in a lump sum calculated without any discount.
(b)Additional Payments and Benefits. The Executive shall also be entitled to receive:

(i)an immediate lump-sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid base salary through the date of Separation from Service, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to any Company annual incentive compensation plans, and (C) an amount equal to any accrued vacation pay, in each case in full satisfaction of the Executive’s rights thereto, payable in no event later than thirty (30) days following such termination of employment;
(ii)a lump-sum cash payment equal to the pro rata portion of 100% of the Executive’s Bonus, calculated through the date of the Qualifying Event,
(iii)a lump-sum cash payment equal to the excess of (A) the present value of the payments that the Executive would be entitled to receive under the Supplemental Retirement Plans in which the Executive is eligible to participate immediately prior to the Qualifying Event, assuming that the Executive receives (1) additional service credit for purposes of eligibility, vesting and benefit accrual under such Supplemental Retirement Plans, to the extent applicable, with respect to the number of months equal to the Benefit Continuation Period and (2) additional age credit under such Supplemental Retirement Plans with respect to the number of months equal to the Benefit Continuation Period solely to the extent applicable for purposes of calculating any early retirement reduction (in each case, calculated using the assumptions set forth under such Supplemental Retirement Plans) over (B) the present value of the payments that the Executive would be entitled to receive under such Supplemental Retirement Plans absent the additional service and age credit credited pursuant to Sections 4(b)(iii)(A)(1) and (2);
(iv)continued medical, dental and vision insurance coverage for the Executive and the Executive’s eligible dependents or, to the extent such coverage is not commercially available, such other arrangements reasonably acceptable to the Executive, on the same basis as in effect immediately prior to the Change in Control or the Qualifying Termination, whichever is deemed to provide for more substantial benefits, during the Benefit Continuation Period; provided that the amount of benefits the Executive receives in any one year shall not affect the amount of benefits he may receive in any subsequent year; and
(v)all other accrued or vested benefits and any compensation previously deferred, payable in accordance with the terms of the applicable plan.
(c)Outplacement. If so requested by the Executive, outplacement services shall be provided for a period of one year following the termination of the Executive’s employment by a professional outplacement provider selected by the Executive; provided, however, that such outplacement services shall be provided to the Executive at a cost to the Company of not more than the lesser of (i) fifteen percent (15%) of the Executive’s annual base salary immediately prior to the Qualifying Event and (ii) $50,000.
5.Release; Timing of Payment; Withholding.
(a)Payments and benefits provided pursuant to Section 4(a), (b)(ii), (iii) and (iv) and (c) are conditioned on the Executive’s execution and non-revocation of a release of claims agreement and covenant not to sue (a “Release”). The Company shall deliver the Release to the Executive within seven (7) days following the date of the Qualifying Event (and the Company’s failure to deliver a Release prior to the expiration of such seven (7) day period shall constitute a waiver of any requirement to execute a Release) and the Executive shall be required to execute and deliver the Release on or prior to the Release Expiration Date. If the Executive fails to execute the Release on or prior to the Release Expiration Date or timely revokes his/her acceptance of the Release following timely execution and delivery thereof, the Executive shall not be entitled to receive any of the conditional payments and benefits provided pursuant to Section 4. For purposes of this Agreement, “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.
(b)Except as otherwise provided in Section 10, all lump sum payments under Section 4 (other than Section 4(b)(i) and (v)) and under Section 6(b) shall be paid on the first payroll date to occur on or after the sixtieth (60th) day following the Qualifying Event. For the avoidance of doubt, to the extent that the Executive is entitled to receive any lump sum payments with reference to any Supplemental Retirement Plans in connection with the Qualifying Event, pursuant to Section 4(b)(iii), the present value of his/her Supplemental Retirement Plan benefit(s) shall be calculated under the terms of the applicable Supplemental Retirement Plans and, for purposes of determining the lump-sum payment under Section 4(a)(iii), such calculation of present value shall include any additional age and service credit provided pursuant to Section 4(b)(iii).
(c)Payments and benefits provided pursuant to Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.
6.Compensation upon Death, Disability or Retirement.
If the Executive’s employment is terminated by reason of death, Disability or Retirement prior to any other termination, the Executive will be entitled to receive:
(a)An immediate lump sum cash payment equal to the sum of (i) the Executive’s accrued but unpaid salary through the date of such termination, and (ii) an amount equal to any accrued vacation pay, in each case in full satisfaction of the Executive’s rights thereto, payable in no event later than thirty (30) days following such termination of employment;
(b)Subject to the Executive’s (or his/her estate’s) execution and non-revocation of a Release pursuant to Section 5(a), a lump sum cash payment equal to the pro rata portion of 100% of the Executive’s Bonus, calculated through the date of termination of employment, payable at the time set forth in Section 5(b); and
(c)other accrued or vested benefits and any compensation previously deferred, payable in accordance with the terms of the applicable plans.
7.Excess Parachute Payments. If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to the Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive of the Safe Harbor Amount, (a) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor

Amount, then any cash portions of the Payments payable to the Executive under any other agreements, policies, plans, programs or arrangements shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount. All calculations under this section shall be determined by the Company and the Company’s outside auditors.
8.Expenses. In addition to all other amounts payable to the Executive under this Agreement, during the term of this Agreement and for a period of twenty (20) years following the Qualifying Event, the Company shall pay or reimburse the Executive for legal fees (including, without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that in the case of an action brought by the Executive, the Company shall have no obligation for any such legal fees if the Company is successful in establishing with the court that the Executive’s action was frivolous or otherwise without any reasonable legal or factual basis. All such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.
9.Offsets. Notwithstanding anything to the contrary in this Agreement, to the extent that the Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice or arrangement, or under the WARN Act or similar state law, the payments and benefits due to the Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis.
10.Section 409A Delay. Notwithstanding anything to the contrary in this Agreement, if the Company determines that the Executive is deemed at the time of his/her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of the payment of any portion of the amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall not be provided to the Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (b) the date of the Executive’s death. Upon the expiration of the applicable deferral period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 10 shall be paid in a lump sum to the Executive, plus interest thereon from the date of the Executive’s Separation from Service through the payment date at a rate equal to the prime rate of interest as reported in the Wall Street Journal from time to time. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.
11. [intentionally omitted]
12.Obligations Absolute; Non-Exclusivity of Rights; Joint and Several Liability.
(a)The obligations of the Company to make the payment to the Executive and to make the arrangements provided for herein shall be absolute and unconditional and, except as provided in Section 7 or 9, shall not be reduced by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b)Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company or any of its subsidiaries.
13.Not an Employment Agreement; Effect on Other Rights.
(a)This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.
(b)With respect to any employment agreement with the Executive in effect immediately prior to a Change in Control, nothing herein shall have any effect on the Executive’s rights thereunder; provided, however, that in the event of the Executive’s termination of employment in accordance with Section 3(b) hereof, this Agreement shall govern solely for the purpose of providing the terms of all payments and additional benefits to which the Executive is entitled upon such termination and any payments or benefits provided under any employment agreement with the Executive in effect immediately prior to the Change in Control shall reduce the corresponding type of payments or benefits hereunder. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated prior to the occurrence of a Change in Control under the circumstances provided for in Section 3(b)(ii) and such circumstances also entitle the Executive to payments and benefits under any other employment or other agreement as in effect prior to the Change in Control (and “Other Agreement”), then, until the Change in Control occurs, the Executive will receive the payments and benefits to which he is entitled under such Other Agreement. Upon the occurrence of the Change in Control, such Other Agreement shall automatically terminate as to any rights of the Executive with no further liability of the Company thereunder, and the Company will pay to the Executive in cash the amount to which he is entitled under this Agreement (reduced by the amounts already paid under the Other Agreement) in respect of cash payments and shall provide or increase any other noncash benefits to those provided for hereunder (after taking into account noncash benefits, if any, provided under such Other Agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
14.Successors; Binding Agreement; Assignment.
(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. Upon and following the assumption of this Agreement by a successor, “Company,” as used in this Agreement, shall mean (i) the Company (as defined above), and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 14(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.
15.Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally-recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, Connecticut 06484
Attention: Senior Vice President, General Counsel and Secretary
and, in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.
Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.
16.Restrictive Covenants; Confidentiality.
(a)All payments and benefits provided under Section 4 are conditioned on and subject to the Executive’s continuing compliance with this Agreement and any other agreements regarding non-competition and non-solicitation of employees and customers, including those contained in the Company’s stock grant award agreements (collectively, the “Restrictive Covenants Agreements”).
(b)The Executive shall retain in confidence any and all confidential information concerning the Company and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable and easily obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company, or (iii) which is or becomes known to the public by any means other than a breach of this Section 16(b). Upon the termination of his/her employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.
17.Entire Agreement; Amendments; No Waiver.
(a)This Agreement, together with the Restrictive Covenants Agreements, contains the entire understanding of the parties (including for this purpose any subsidiary of the Company) with respect to the subject matter described herein, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or the Restrictive Covenants Agreements.

(b)No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer of the Company as shall be specifically designated by the Board.
(c)No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.
18.Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives such provision of law which renders any provision of this Agreement invalid, illegal or unenforceable.
19.Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of Connecticut without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.
20.Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A, including any ambiguity herein. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable under this Agreement will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.
21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same instrument.
[signature page follows]

    IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Severance Agreement as of the date first above written.

HUBBELL INCORPORATED

/s/ Katherine A. Lane
By:     Katherine A. Lane
Its: Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Joseph A. Capozzoli
Joseph A. Capozzoli